EXHIBIT 10.195

For Immediate Release

                        CATALINA LIGHTING, INC. COMPLETES
                OFFER FOR LEADING U.K. LIGHTING COMPANY RING PLC

        ACQUISITION IS CONSISTENT WITH CATALINA'S GOAL TO BECOME A GLOBAL
                    LEADER IN THE LIGHTING PRODUCTS INDUSTRY

MIAMI, July 5, 2000 /PRNewswire/ -- Catalina Lighting, Inc. (NYSE: LTG), a leading international designer, manufacturer and distributor of lighting products for residential and office environments, today announced that it has completed its previously-announced cash offer, through its wholly-owned subsidiary, Catalina International PLC, for all of the outstanding ordinary and convertible preference shares of U.K.-based Ring PLC. Catalina will pay Ring shareholders 50 pence per share and 22.4 pence per share for the ordinary and convertible preference shares, respectively, valuing Ring's existing share capital at approximately 22 million UK Pounds Sterling ($33 million US).

As of July 4, 2000, according to the receiving agent for the offer, 35,890,837 Ring Ordinary Shares, representing 90.52 per cent of the Ring Ordinary Shares in issue, and 7,014,835 Ring Convertible Preference Shares, representing 73.90 per cent of the Ring Convertible Preference Shares in issue, were received in the form of valid acceptances of the offer.

Ring, with revenues of approximately $127 million and net income of $3.5 million for the year ended December 31, 1999, is a leading supplier of lighting, automotive aftermarket products, and industrial consumables to the U.K. market. Catalina and Ring's combined revenues for the twelve months ended March 31, 2000, were approximately $300 million, and management expects this acquisition to be accretive to its earnings per share.

"Having enjoyed a successful ten-year business relationship with Ring and its senior management, Catalina is pleased to welcome Ring's customers, employees and suppliers to our Company," stated Robert Hersh, Chairman and Chief Executive Officer of Catalina Lighting, Inc. "We are confident that the combined strengths of our organizations will prove to be very successful as Catalina pursues a position of strategic leadership within the global lighting products industry."

"The Ring acquisition is integral to Catalina's ability to support the international growth initiatives of its key retail customers in the most effective manner," continued Hersh. "We will continue to look for additional opportunities, both domestically and internationally, to expand our channels of distribution and product lines, augment our capabilities, and enhance Catalina's value to its customers and shareholders."

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TM Capital Corp. and N M Rothschild & Sons served as financial advisors to
Catalina Lighting, Inc. in connection with this transaction. Arthur Andersen served as financial advisor to Ring PLC. SunTrust Bank, one of Company's existing lenders, provided the financing for the acquisition.

Catalina Lighting, Inc. is a leading international designer, manufacturer and distributor of lighting products for residential and office environments, and employs approximately 3,200 people throughout the United States, Canada, Mexico, South America, and Southeast Asia. The Company is headquartered in Miami, Florida, and its common stock trades on the New York Stock Exchange under the ticker symbol "LTG."

Statements in this press release regarding future earnings and operations and other statements relating to the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, ability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, dependence on imports from China, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact David Sasnett, Chief Financial Officer, Dean Rappaport, Executive Vice President at (305) 558-4777 or R. Jerry Falkner, CFA, Investor Relations Counsel at (800) 377-9893 or www.rjfalkner.com. Copies of Catalina press releases may be obtained by fax at any time by calling (800) 758-5804 and inputting access number 146925. Additional information on the Company can be found on the World Wide Web at http://www.Catalinaltg.com. SOURCE Catalina Lighting, Inc.